Exhibit 5 and 23.2

July 26, 2007

Lakeland Industries, Inc.
701-7 Koehler Avenue
Ronkonkoma, NY 11779

Ladies and Gentlemen:

I have acted as general counsel to Lakeland Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 filed on the date hereof (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration of an aggregate of 253,000 shares (the "Shares") of the common stock of the Company, par value $0.01 per share (the "Common Stock"), consisting of 253,000 shares to be issued as awards under the Company's 2006 Equity Incentive Plan (the "Plan").

In connection with the foregoing, we have examined the Registration Statement, the Plan, the Restated Certificate of Incorporation of the Company, as amended, and the By-laws of the Company, as amended. We also have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as I have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to my opinions expressed herein, I have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. I have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. I also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

In rendering the following opinions, I have assumed, without investigation, the authenticity of any document or other instrument submitted to me as an original, the conformity to the originals of any document or other instrument submitted to me as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

I am licensed to practice law in the State of New York and I do not purport to be an expert on, or to express any opinion herein concerning, the laws of any other jurisdiction other than the laws of the State of New York, the federal law of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which shares of Common Stock are issued pursuant to the Plans, (b) the shares of Common Stock issued or to be issued pursuant to the Plans have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the stockholders of the Company and the Board of Directors or a duly designated committee of the Board of Directors of the Company shall have been taken to duly authorize the Plan and the issuance of restricted stock or unrestricted stock, other purchase rights and shares of Common Stock pursuant to the Plan (the "Corporate Action"), and (d) restricted stock or unrestricted stock, other purchase rights and shares of Common Stock issued or to be issued pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the relevant Plan and related agreements and instruments against payment of the consideration therefore (if any) in accordance with the terms of the relevant Corporate Action, the

Plan and related agreements and instruments, I am of the opinion that the Shares will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

I further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States, to the extent so required, in connection with the registration of the Shares.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and I disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

Very truly yours, /s/ Christopher J. Ryan
Christopher J. Ryan General Counsel Lakeland Industries, Inc.